Form N-SAR
Registrant:
Franklin Templeton Variable Insurance Products Trust
Period ended June 30, 2004

Item 77I

At a meeting held on February 12, 2004, the board of trustees of the Franklin Templeton Variable Insurance Products Trust
(the "board") approved a the establishment of a third class of shares of beneficial interest in the Trust to be designated as "Templeton Developing Markets Securities Fund - Class 3" shares and "Templeton Foreign Securities Fund - Class 3" shares. Each Class 3 share of the Funds represents a proportionate interest in the same portfolio of investments as the shares of the existing classes of the Funds and have the rights, preferences, privileges, and limitations as set forth in the Trust's Declaration of Trust.


Item 77D

At a meeting held on March 16, 2004, the board approved the elimination of a non-fundamental policy of the Franklin Income Securities Fund ("Income Securities"), a series of the Trust, providing that Income Securities will not invest more than 5% of its assets in enhanced convertible securities. The board also approved a change to a non-fundamental policy of Mutual Discovery Securities Fund ("Mutual Discovery"), a series of the Trust to allow Mutual Discovery to invest significantly (up to 100%) in foreign equity and debt securities.

Item 77M

At a meeting held on November 18, 2003, the board of trustees of the Franklin Templeton Variable Insurance Products Trust (the "board"), approved a Plan of Reorganization ("Plan") on behalf of its series Franklin Small Cap Fund (the "Acquiring Series"); and Franklin Aggressive Growth Securities Fund (the "Acquired Series"). The board determined to recommend that a Plan be presented to shareholders of the Acquired Series, of record at the close of business on December 29, 2003, at a special meeting to be held on February 25, 2004. On April 30, 2004, pursuant to the Plan, dated November 18, 2003 and approved by shareholders on February 25, 2004, the Acquired Series transferred all of its assets to the Acquiring Series, in exchange solely for shares of the specified classes of the Acquiring Series and the assumption by the Acquiring Series of the liabilities of the Acquired Series.

Item 77Q1:  Exhibits

Exhibit (a)
CERTIFICATE OF AMENDMENT
OF
AGREEMENT AND DECLARATION OF TRUST
OF
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

THE UNDERSIGNED CERTIFY THAT:


The undersigned certify that:

1.      They constitute a majority of the Trustees of Franklin
Templeton Variable Insurance Products Trust (the "Trust"), a
Massachusetts business trust.

2. They hereby adopt the following amendment to the Agreement and Declaration of Trust, dated April 26, 1988, as amended from time to time, of the Trust, which amends the subsection of the Agreement and Declaration of Trust entitled "(h) Combination of Series." of Article III, Section 6, by adding at the end of that subsection the following:

        "Subject to applicable law, the Trustees may also from time to time, without the approval, vote or consent of shareholders of any Series or class, combine, merge or otherwise consolidate the Shares of two or more classes of Shares of a Series with and/or into a single class of Shares of such Series, with such designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other characteristics as the Trustees may determine; provided, however, that the Trustees shall provide written notice to the affected shareholders of any such transaction. Such transactions may be effected through share-for-share exchanges, transfers or sales of assets, shareholder in-kind redemptions and purchases, exchange offers, or any other method approved by the Trustees."

3. It is the determination of the Trustees that approval of the shareholders of the Trust of this amendment to the Agreement and Declaration of Trust is not required by the Investment Company Act of 1940, as amended, or other applicable law. This Amendment is made pursuant to Article III, Section 5 of this Agreement and Declaration of Trust which empowers the Trustees to change provisions relating to Shares of the Trust and to Article VIII, Section 9 which empowers the Trustees to amend the Agreement and Declaration of Trust by an instrument in writing signed by a majority of the then Trustees.

IN WITNESS WHEREOF, the Trustees named below have signed their names thereto this 16th day of March, 2004.

Charles B. Johnson                      Rupert H. Johnson, Jr.
Frank H. Abbott, III                    Harris J. Ashton
Robert F. Carlson                       S. Joseph Fortunato
Frank W.T. LaHaye                       Gordon S. Macklin
Christopher H. Pinkerton

Exhibit (b)
Certificate of t Secretary

I, Karen L. Skidmore, Assistant Secretary of Franklin Templeton Variable Insurance Products Trust (the "Trust") do hereby certify that the following resolution was adopted by a majority of the trustees present at a meeting held at One Franklin Parkway, San Mateo, California, on March 16, 2004:

RESOLVED, that the elimination of the non-fundamental policy of the Franklin Income Securities Fund ("Income Securities"), a series of the Trust, providing that Income Securities will not invest more than 5% of its assets in enhanced convertible securities be, and it hereby is, approved; and

        FURTHER RESOLVED, that the non-fundamental policy of the Mutual Discovery Securities Fund ("Mutual Discovery"), a series of the Trust, with respect to investment in foreign securities be changed to provide that Mutual Discovery may invest significantly (up to 100%) in foreign equity and debt securities; and

        FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized and directed to take any and all actions appropriate to carry out the intent and accomplish the purposes of the foregoing resolutions, including the filing of an amendment or supplement to the Trust's registration statement with the U.S. Securities and Exchange Commission.

IN WITNESS WHEREOF, I have subscribed my name this 9th day of August, 2004.


                                        ______________________________
                                        Karen L. Skidmore
                                        Assistant Secretary


Exhibit (d)

The Multiple Class Plan executed by Franklin Templeton Variable Insurance Products Trust on behalf of its series Templeton Developing Markets Securities Fund and Templeton Foreign Securities Fund as of March 16, 2004, is incorporated by reference to the following filing of Registrant, File No. 33-:

Franklin Small Cap Fund
Filed as of:  March 30, 2004
File Type:  485BXT
Accession No. 0000837274-04-000014


Exhibit (g)

The Plan of Reorganization executed by Franklin Templeton Variable Insurance Products Trust on behalf of its series Franklin Small Cap
Fund (the "Acquiring Series") and Franklin Aggressive Growth Securities Fund (the "Acquired Series") are incorporated by reference to the following filing of Registrant, File No. 333-110592:

Franklin Small Cap Fund
Filed as of:  November 19, 2003
File Type:  N-14
Accession No. 0001193125-03-083856






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